                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*

                                CORESTAFF, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   218690 10 5
                  --------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        Continued on following page(s)
                              Page 1 of 13 Pages
                            Exhibit Index: Page 13

CUSIP No. 218690 10 5                     13G                             PAGE 2



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      GOLDER, THOMA, CRESSEY FUND III LIMITED PARTNERSHIP
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  33-3543169
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Illinois

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  None

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     8,701,921
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  None

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     8,701,921

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,701,921

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      27.83%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 218690 10 5                     13G                             PAGE 3



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      GOLDER, THOMA, CRESSEY & RAUNER, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  36-3085470
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Illinois

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  None

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     8,701,921
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  None

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     8,701,921

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,701,921

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      27.84%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 218690 10 5                     13G                             PAGE 4



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      CARL D. THOMA
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  ###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States Citizen

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  None

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     None
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  None

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     None

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      00%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 218690 10 5                     13G                             PAGE 5



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      BRYAN C. CRESSEY
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  ###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States Citizen

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  None

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     None
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  None

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     None

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      00%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 218690 10 5                     13G                             PAGE 6



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      BRUCE V. RAUNER
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  ###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States Citizen

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  None

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     None
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  None

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     None

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      00%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a)         NAME OF ISSUER:

                  COREStaff, Inc. (the "Issuer").

ITEM 1(b)         ADDRESS OF THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4400 Post Oak Parkway, Suite 1130, Houston, Texas  77027-3413.

ITEM 2(a)         NAME OF PERSON FILING:

                  This statement is filed on behalf of each of the following persons (collectively, the "REPORTING PERSONS"):

                  1.       Golder, Thoma, Cressey Fund III Limited Partnership
                           ("FUND");
                  2.       Golder, Thoma, Cressey & Rauner, L.P. ("GTCR");
                  3.       Carl D. Thoma;
                  4.       Bryan C. Cressey; and
                  5.       Bruce V. Rauner.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of the Reporting Person is 6100 Sears Tower, Chicago, Illinois 60606-6402.

ITEM 2(c)         CITIZENSHIP:

                  Fund and GTCR are Illinois limited partnerships. Messrs. Thoma, Cressey and Rauner are United States Citizens.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value (the "Shares").

ITEM 2(e)         CUSIP NUMBER:

                  218690 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  This Item 3 is not applicable.

ITEM 4.           OWNERSHIP:

                  The information in Items 1 and 5 through 11 in the cover pages (pages 2 through 6) hereof is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  This Item 5 is not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  The limited partners of the Fund and GTCR, as general partner, have the right to receipt of dividends from, or proceeds from the sale of, securities held by the Fund (including the Shares) in accordance with the terms of their ownership interests in such limited partnership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  This Item 7 is not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  This Item 8 is not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  This Item 9 is not applicable.

ITEM 10.          CERTIFICATION:

                  This Item 10 is not applicable.

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


     Date:  February 13, 1997

                                               By:   /s/ Carl D. Thoma
                                                     ---------------------------
                                                     Carl D. Thoma, signing in
                                                     the capacity listed on
                                                     Schedule A attached hereto
                                                     and incorporated herein by
                                                     reference

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


     Date:  February 13, 1997

                                               By:   /s/ Bryan C. Cressey
                                                     ---------------------------
                                                     Bryan C. Cressey, signing
                                                     in the capacity listed on
                                                     Schedule A attached hereto
                                                     and incorporated herein by
                                                     reference

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


     Date:  February 13, 1997

                                               By:   /s/ Bruce V. Rauner
                                                     ---------------------------
                                                     Bruce V. Rauner, signing in
                                                     the capacity listed on
                                                     Schedule A attached hereto
                                                     and incorporated herein by
                                                     reference

                                   SCHEDULE A


     Carl D. Thoma, individually

     Bruce V. Rauner, individual, and as general partner of Golder, Thoma, Cressey & Rauner, L.P., and on behalf of Golder, Thoma, Cressey & Rauner, L.P., as general partner of Golder, Thoma, Cressey Fund III Limited Partnership.

     Bryan C. Cressey, individually